Exhibit (d)(2)

AMENDED & RESTATED MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This Amended & Restated Mutual Confidential Disclosure Agreement (this “Agreement”), effective as of the date of last signature below (the “Effective Date”), is entered into by and between Merck Sharp & Dohme LLC, successor to Merck Sharp & Dohme Corp., having an address of 126 East Lincoln Avenue, Rahway, New Jersey 07065 (hereinafter referred to as “Merck”) and Imago BioSciences, Inc., having an address of 303 Twin Dolphin Drive, 6th Floor, Redwood City, CA 94065 (hereinafter referred to as “Imago”) (each a “Party” and collectively, the “Parties”) and sets forth the terms and conditions under which the Parties will exchange certain proprietary and confidential information/data with respect to Imago’s LSD inhibitor programs, including bomedemstat and Merck’s interest therein (hereinafter collectively referred to as “Subject Matter”).

WHEREAS, Merck and Imago entered into that certain Mutual Confidential Disclosure Agreement (the “Original Agreement”), effective as of January 28, 2021 (the “Original Agreement Effective Date”); and

WHEREAS, Merck Sharp & Dohme Corp. converted to a New Jersey limited liability company named Merck Sharp & Dohme LLC effective May 1, 2022; and

WHEREAS, Merck and Imago acknowledge that the Original Agreement expired on January 28, 2022, but the Parties continued sharing Confidential Information pursuant to the Original Agreement after such expiration; and

WHEREAS, Merck and Imago desire to enter into this Agreement to amend, restate and supersede the Original Agreement effective as of the Effective Date, it being understood that this Agreement shall have retroactive effect and that the Parties’ relationship existing as of the Original Agreement Effective Date and continuing through the expiration or termination of this Agreement shall be governed by this Agreement.

NOW, THEREFORE, for these reasons and in consideration of the covenants set forth below and other good and valuable consideration, the receipt and sufficient of which is hereby acknowledged, the Parties hereby agree as follows:

1. All proprietary and non-public information/data respecting the Subject Matter that is disclosed to one Party (the “Receiving Party”) by or on behalf of the other Party (the “Disclosing Party”), and in the case of Merck, by or on behalf of Merck’s Affiliates, whether in oral, written, graphic or electronic form, shall be considered “Confidential Information”, including, but not limited to, information regarding data, inventions, know-how, ideas, procedures, formulations, compounds, biologics, designs, methods, techniques, financial projections and/or terms, software, developmental or experimental work, clinical or other programs, and plans for research and development of a Party. Confidential Information of the Disclosing Party, in whole or in part, contained or incorporated in any copies, summaries, notes, reports, translations, analyses and/or studies, whether written or recorded in electronic or other format and on whatever media, shall also constitute Confidential Information of the Disclosing Party. For purposes of this Agreement, “Affiliate” means an entity at least 50% owned by, under common ownership with, or which owns at least 50% of, Merck.

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2. The Receiving Party shall maintain the secrecy of all Confidential Information disclosed to it by the Disclosing Party hereunder and shall use such Confidential Information only for the purpose of evaluating its interest in a potential arrangement with the Disclosing Party for research, development and/or commercialization regarding the Subject Matter and/or (ii) a potential business transaction with the Disclosing Party (collectively, the “Purpose”).

3. The Receiving Party shall not disclose any Confidential Information of the Disclosing Party to any third party, except to its officers, employees, agents and consultants (collectively “Representatives”) who have a need to know such Confidential Information for the Purpose and who are bound to maintain the confidentiality of the Confidential Information by written obligations of confidentiality and non-use at least as restrictive as those contained in this Agreement. Merck may also disclose Confidential Information of Imago, on a need to know basis for the Purpose, to Merck’s Affiliates who shall be under the obligations of confidentiality and non-use set forth herein. Each Party shall (i) advise its Representatives of the proprietary nature of the Confidential Information and the terms and conditions of this Agreement requiring that the confidentiality of any such information be maintained, (ii) use all reasonable safeguards to prevent unauthorized use by such Representatives and (iii) Receiving Party shall ensure that all such Representatives are bound by written obligations no less stringent than those required herein. Each Party shall be responsible for any non-compliance with, or breach of, this Agreement by any of its Representatives, and in the case of Merck, its Affiliates to which it has disclosed the other Party’s Confidential Information.

4. The obligations of confidentiality and non-use shall not apply to Confidential Information that the Receiving Party can demonstrate by contemporaneous, written or electronic documentation:

a)

is in the public domain by use and/or publication at the time of its receipt from the Disclosing Party or thereafter enters into the public domain through no breach of this Agreement by the Receiving Party; or

b)

was already in its or its Representative’s possession prior to receipt from the Disclosing Party or is independently developed without use of, or reliance on, Confidential Information received from the Disclosing Party; or

c)

is properly obtained by the Receiving Party or its Representatives from a third party that has a valid right to disclose such Confidential Information and does not have a confidentiality obligation to the Disclosing Party.

5. In the event a Receiving Party is required to disclose any Confidential Information received under this Agreement in order to comply with any law, regulation or valid court order, such Receiving Party may disclose such Confidential Information only to the extent necessary for such compliance; provided, however, that such Receiving Party shall give the other Party reasonable advance written notice of the required disclosure, to the extent permitted by law, to provide such other Party with the opportunity to seek confidential treatment of any Confidential Information to be disclosed and/or to obtain a protective order narrowing the scope of disclosure and shall reasonably cooperate with such other Party’s efforts to seek confidential treatment of any Confidential Information to be disclosed and/or to obtain a protective order narrowing the scope of disclosure. Confidential Information that is disclosed pursuant to such required disclosure shall remain otherwise subject to the confidentiality and non-use provisions set forth herein.

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6. The Parties hereto understand that this Agreement shall have retroactive effect and apply to the Parties’ relationship existing as of the Original Agreement Effective Date. Unless sooner terminated, for or without cause, by written notice from one Party to the other sent to the addresses set forth above, this Agreement shall expire on the first (1st) anniversary of the Effective Date. Notwithstanding any expiration or termination of this Agreement, the Receiving Party’s obligations of confidentiality and non-use concerning Confidential Information of the other Party shall survive until the seventh (7th) anniversary of the expiration or earlier termination of this Agreement.

7. Upon the earlier of written request of the Disclosing Party or termination or expiration of this Agreement, all Confidential Information received by the Receiving Party from or on behalf of the Disclosing Party shall be promptly returned to the Disclosing Party or destroyed, as determined by the Receiving Party, provided, however that the Receiving Party may retain one (1) copy of such Confidential Information in its confidential files, solely for purposes of exercising the Receiving Party’s rights hereunder, satisfying its obligations hereunder or complying with any legal proceeding or requirement with respect thereto and further, provided, that the Receiving Party shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (i) maintained only on centralized storage servers (and not on personal computers or devices), (ii) not accessible by any of its personnel (other than its information technology specialists), and (iii) are not otherwise accessed subsequently except with the written consent of the Disclosing Party or as required by law or legal process. Such retained copies of Confidential Information shall remain subject to the confidentiality and non-use obligations herein.

8. All Confidential Information of a Disclosing Party that is disclosed hereunder shall remain the property of that Party. No patent or ownership right or license is granted by this Agreement, except for the Receiving Party’s right to use the Confidential Information solely for the Purpose, and the Parties acknowledge that the disclosure of Confidential Information hereunder does not result in any obligation the Disclosing Party to grant the Receiving Party further rights in or to such Confidential Information or for the Parties to enter into further negotiations or any agreement with each other in relation to the Subject Matter.

9. The Disclosing Party makes no representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and shall have no liability as to the accuracy or completeness of the Confidential Information on any basis (including, without limitation, in contract, tort, under applicable securities laws or otherwise). The Receiving Party will not make any claims whatsoever against the Disclosing Party for any omissions or errors included in the Confidential Information. The Disclosing Party shall have no liability or responsibility for any decisions made by the Receiving Party in reliance on any Confidential Information disclosed under this Agreement. The Disclosing Party expressly disclaims any express or implied duty to update, supplement or correct any Confidential Information disclosed hereunder.

10. The Parties acknowledge that a material breach of this Agreement by the Receiving Party may cause irreparable harm to the Disclosing Party and that no remedy at law may adequately compensate the Disclosing Party for such harm. The Disclosing Party shall have the right to seek injunctive relief or other equitable relief without prejudice to any other rights or remedies that the Disclosing Party may have for the material breach of this Agreement.

11. No disclosure of the existence, or the terms, of this Agreement or the fact that discussions may be taking place between the Parties regarding the Subject Matter (“Confidential Discussions”) may be made by either Party except to its Representatives, and also in the case of Merck to its

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Affiliates, who have a need to know such Confidential Discussions for the Purpose, and who are bound to maintain the confidentiality of such Confidential Discussions by written obligations of confidentiality and non-use at least as restrictive as those contained in this Agreement. Further, no Party shall use the name, trademark, trade name, or logo of the other Party, its affiliates, or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law.

12. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns. No failure or delay on the part of either Party in exercising any right under this Agreement shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall have effect unless given in a signed, written document. No waiver of any right shall be deemed a waiver of any other right under this Agreement.

13. This Agreement represents the entire understanding between the Parties, and hereby supersedes any prior understandings, whether oral or written, between the Parties with respect to the subject matter hereof. This Agreement may not be modified, amended, waived or otherwise changed, in whole or in part, except in a writing that is signed by the authorized representatives of the Parties. If any portion of this Agreement or the application thereof to either Party is held by a court of competent jurisdiction to be invalid, illegal, non-binding or unenforceable in any respect, this Agreement shall be construed as if such invalid, illegal, non-binding or unenforceable provision had never been contained herein and the remaining portion hereof or applications to a Party shall remain in full force and effect.

14. This Agreement shall be governed by and construed and enforced according to the laws of the State of Delaware, United States of America, without regard to its principles of conflicts of laws.

15. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures to this Agreement may be provided by facsimile transmission or PDF file, which shall be deemed to be original signatures.

[Signature Page Follows]

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Merck Sharp & Dohme LLC		Imago BioSciences, Inc.

By	/s/ Christopher Mortko	By	/s/ Mike Arenberg

Christopher Mortko Ph.D., MBA		Mike Arenberg
Name		Name

Associate Vice President, BD&L		Chief Operating and Business Officer
Title		Title

October 5, 2022		Oct 7, 2022
Date		Date

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